Exhibit 10.2

☐	Optionee’s Copy
☐	Company’s Copy

Capital Automotive Group
Second Amended and Restated 1998 Equity Incentive Plan
Stock Option Agreement

To                                       :

Capital Automotive REIT (the “Company”) has granted you one or more options (the “Option(s)”) under the Capital Automotive Group Second Amended and Restated 1998 Equity Incentive Plan (the “Plan”) to purchase certain common shares of beneficial interest of the Company (the “Common Shares”), at specified prices per share (the “Exercise Price”). Schedule I to this Agreement (the “Agreement”) specifies the number of Common Shares, the Exercise Price, the Date of Grant, the date the Option(s) will expire absent some earlier expiration (the “Option Expiration Date”) , and whether a particular option is intended to be an incentive stock option (“ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Option(s) designated as ISOs will be treated as such to the limits the Code allows and as nonqualified stock options for any additional Common Shares.

The Option(s) are subject in all respects to the applicable provisions of the Plan, a copy of which is attached. By signing this Agreement, you acknowledge receiving the Plan. This Agreement incorporates the Plan by reference and specifies other applicable terms and conditions. All terms not defined by this Agreement have the meanings given in the Plan. The Plan’s Administrator may adjust the number of Common Shares and the Exercise Price from time to time under the Plan.

In addition to the terms, conditions, and restrictions set forth in the Plan, the following terms, conditions, and restrictions apply to the Option(s):

(1)	The schedule for exercising each Option is as follows, subject to Section (3) below on expiration:

a.	You may exercise the Option in accordance with the schedule specified on Schedule I.

b.	The Administrator may, in its sole discretion, accelerate the time at which you may exercise part or all of the Option.

(2)	Subject to this Agreement and the Plan, you may exercise an Option only by written notice (or through another approved medium, which could include a voice or electronic messaging system) to the Secretary of the Company or other designated notice recipient, on or before the date that Option expires, on the form or system then in effect for such exercise. Each such notice must satisfy whatever procedures then apply to that Option and must contain such representations as the Company requires. You must, at the same time, pay or direct payment from among the following:

a.	an approved cashless exercise method, including directing the Company to send the share certificates (or other indicia of ownership) to be issued under an Option to a licensed broker acceptable to the Company as your agent in exchange for the broker’s tendering to the Company cash (or acceptable cash equivalents) equal to the Exercise Price and any required tax withholdings;

b.	a cashier’s or certified check in the amount of the Exercise Price and any required tax withholdings payable to the order of the Company; or

c.	to the extent the Plan and the Administrator permit, by Common Shares of beneficial interest of the Company with a Fair Market Value equal to all or part of the Exercise Price (with any balance paid by one of the foregoing methods); provided, however, that you may not surrender Common Shares as payment unless you have held such shares for more than six months before the surrender.

(3)	The Option(s) will expire no later than the close of business on the Option Expiration Date shown on Schedule I (the tenth anniversary of the Date of Grant). Unless the Administrator determines otherwise at any time, you will forfeit any unexercisable portions of each Option upon your ceasing to be an employee for any reason (or, if earlier, upon the Option’s expiration under the preceding sentence) and will forfeit any exercisable but unexercised portions of each Option upon the first to occur of (i) the Option’s expiration under the preceding sentence, (ii) the 90th day after your resignation or other termination of employment, or (iii) as provided in the Plan if you die or become disabled.

(4)	The Company may postpone issuing and delivering any Common Shares for so long as the Company determines to be necessary or advisable to satisfy the following:

a.	completing or amending any registration or qualification of the Common Shares or satisfying any exemption from registration under any federal or state law, rule, or regulation;

b.	complying with any requests for representations under the Plan;

c.	receiving proof satisfactory to the Company that a person seeking to exercise the Option after your death is authorized and entitled to exercise the Option; and

d.	complying with any federal, state, or local tax withholding obligations.

(5)	The Administrator may delay or prohibit the exercise of an Option if exercise would adversely affect the Company’s status under the Code as a real estate investment trust or would result in your owning Common Shares in violation of the restrictions on ownership and transfer of Common Shares provided in the Company’s Declaration of Trust.

(6)	If, at the time the Company should issue you Common Shares because of your exercise of an Option, no current registration statement under the Securities Act of 1933 (the “Securities Act”) covers such issuance, you must, before the Company will issue such Common Shares to you:

a.	represent to the Company, in form satisfactory to the Company’s counsel, that you are acquiring the Common Shares for your own account and not with a view to reselling or distributing the Common Shares; and

b.	agree that you may not sell, transfer, or otherwise dispose of the Common Shares issued to you under the Option unless:

i.	a registration statement under the Securities Act is effective at the time of disposition with respect to the Common Shares sold, transferred, or otherwise disposed of; or

ii.	the Company has received an opinion of counsel or other information and representations satisfactory to it to the effect that registration under the Act is not required by reason of Rule 144 under the Securities Act or otherwise.

(7)	If you acquire Common Shares by exercising an Option that is an ISO, you agree to promptly notify the Company if you dispose of those Common Shares within one year after you acquired them or within two years after the ISO’s Date of Grant.

(8)	If any change is made in the Common Shares without the Company’s receiving consideration (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or other transaction not involving the Company’s receipt of consideration but excluding the conversion of any convertible securities), the Board will adjust the Option(s) as to the class(es) and number of shares and price per share of securities subject to each Option, with the Board’s adjustments being final, binding, and conclusive.

(9)	You may not exercise an Option if issuing the Common Shares would violate any applicable federal or state securities laws or other laws or regulations.

(10)	Nothing in this Agreement restricts the right of the Company or any of its affiliates to terminate your employment at any time, with or without cause. The termination of employment, whether by the Company or any of its affiliates or otherwise, and regardless of the reason therefor, has the consequences provided for under the Plan and any applicable employment or severance agreement.

(11)	You understand and agree that you will not be deemed for any purpose to be a shareholder of the Company with respect to any of the Common Shares unless and until they have been issued to you after your exercise of an Option and payment for the shares.

(12)	You understand and agree that the existence of the Option(s) will not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other shares, with preference ahead of or convertible into, or otherwise affecting the Common Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(13)	The laws of the State of Maryland will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

(14)	Any notice you give to the Company (including notice of exercise of all or part of the Option) must be in writing and either hand-delivered or mailed to the office of the Secretary of the Company (or to the Chair of the Administrator if you are then serving as Secretary). If mailed, it should be addressed to the Secretary (or the Chair of the Administrator) of the Company at the Company’s then corporate headquarters, unless the Company directs optionees to send notices to another department in the Company or to a third party administrator or specifies another method of transmitting notice. The Company or other administrator will address any notices to you at your office or home address as reflected on the Company’s personnel records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to optionees.

(15)	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

Capital Automotive REIT

Date:	By:
Thomas D. Eckert, President & CEO

ACKNOWLEDGMENT

     I acknowledge receipt of a copy of the Plan, attached hereto. I represent that I have read and am familiar with the Plan’s terms. By signing where indicated on Schedule I, I accept each Option subject to all of the terms and provisions of this Agreement and of the Plan under which it is granted, as the Plan may be amended in accordance with its terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to each Option. I acknowledge that the Code’s rules may prevent some or all of an Option from being treated as an ISO even if Schedule I shows it to be an ISO. I further acknowledge that this Agreement replaces any prior forms applicable to the Option(s) except to the extent, if at all, inconsistent with an Option’s status as an ISO.

Date:
Signature of Optionee

No one may sell, transfer, or distribute the Option(s) or the securities that may be purchased upon exercise of the Option(s) without an effective registration statement relating thereto or an opinion of counsel satisfactory to the Company or other information and representations satisfactory to the Company that such registration is not required.